UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2013

TEXAS CAPITAL BANCSHARES, INC.

(Name of Registrant)

Delaware	001-34657	75-2679109
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2000 McKinney Avenue, Suite 700, Dallas, Texas, U.S.A.

(Address of principal executive officers)

75201

(Zip Code)

214-932-6600

(Registrant’s telephone number, including area code)

N/A

(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 22, 2013, Texas Capital Bancshares, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC (together, the “Underwriters”) in connection with the offering, issuance and sale of 6,000,000 shares (or $150,000,000 in aggregate liquidation preference) of 6.50% Non-Cumulative Perpetual Preferred Stock, Series A, $.01 par value per share, liquidation preference of $25 per share (the “Preferred Stock”) at $25 per share. The offering is expected to be consummated on March 28, 2013, subject to customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and covenants that are valid as between the parties and as of the date of entering into such Underwriting Agreement, and are not factual information to investors about the Company.

The Underwriters may perform investment banking, commercial banking and advisory services for the Company from time to time for which they have received customary fees and expenses. The Underwriters may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business.

The above description of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement. A copy of the Underwriting Agreement is incorporated herein by reference and is attached to this Current Report on Form 8-K as Exhibit 1.1

Item 8.01.	Other Events

(a) On March 22, 2013, the Company filed with the Securities and Exchange Commission a prospectus supplement related to the offering, dated March 21, 2013 (the “Prospectus Supplement”), to the base prospectus contained in the Company’s effective registration statement on Form S-3 (File No. 333-184586) (the “Registration Statement”).

(b) On March 21, 2013, Texas Capital Bancshares, Inc. issued a press release announcing the pricing of its offering of 6.50% Non-Cumulative Perpetual Preferred Stock, Series A, $.01 par value per share, liquidation preference of $25 per share. A copy of the press release is attached hereto as Exhibit 99.1.

(c) As disclosed in the Company’s Annual Report on Form 10-K, the Office of the Comptroller of the Currency (“OCC”) is considering whether the assets generated by the Company’s mortgage warehouse business and classified as “loans held for sale” should be subject to the risk weight for mortgage loans (50% or 20% for loans guaranteed by the U.S. Government) or 100%. If a 100% risk weight had been effective during the fourth quarter of 2012 as a result of a change in requirements by the OCC, to maintain the “well capitalized” status for Texas Capital Bank, National Association, the Company’s principal banking subsidiary (the “Bank”), the Company could have chosen to provide parent resources to support the Bank, alter practices to effect a return to the currently applied risk weight, manage loan balances outstanding through reduction in financing activity or sell participations in loans. If those actions had not been successful, the Company would have had to add approximately $190 million of capital to the Bank to support the $3.2 billion loans held for sale at December 31, 2012. At December 31, 2012, the Company had $142 million in cash and an unused loan facility of $50 million.

Based on the reduced balance of mortgage warehouse loans in the first quarter of 2013 and expected retained earnings during the quarter, the impact on total risk based capital from a change in the risk weight to 100% would be reduced from year-end 2012. The Company expects to be in a position to provide any appropriate or necessary support to the Bank, without giving consideration to any increase in capital from the offering of 6,000,000 shares (or $150,000,000 in aggregate liquidation preference) of 6.50% Non-Cumulative Perpetual Preferred Stock, Series A, $.01 par value per share, liquidation preference of $25 per share. See “Item 1A. Risk Factors—Risk Factors Associated With Our Business—Our growth plans are dependent on the availability of capital and funding” and note 1 to financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

1.1	Underwriting Agreement, dated March 21, 2013, between the Company, Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC

99.1	Press Release, dated March 21, 2013, of the Company

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2013	TEXAS CAPITAL BANCSHARES, INC.

	By:	/s/ Peter B. Bartholow
Peter B. Bartholow
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

1.1	Underwriting Agreement, dated March 21, 2013, between the Company, Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC

99.1	Press Release, dated March 21, 2013, of the Company